Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Rush Street Interactive, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Other	22,380,000(1)(3)	2.97(2)	66,468,600(3)	.0001102	7,324.84
	Total Offering Amounts			22,380,000	2.97	66,468,600	.0001102	7,324.84
	Total Fee Offsets
	Net Fee Due							7,324.84

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Class A common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on a per share price of $ 2.97, the average of the high and low price of the Class A common stock on May 26, 2023, as reported on the New York Stock Exchange.
(3) Represents 22,380,000 shares of Class A common stock issuable pursuant to the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan (as amended, the “Plan”) being registered herein, which shares consist of shares of Class A common stock reserved and available for delivery with respect to awards under the Plan, shares of Class A common stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.